Exhibit 99.1

For Immediate Release	Contacts:

Ms. Jewelle Yamada
Phone: 212-207-0574
Mobile: 646-584-9556
E-mail: jewelle-k.yamada@sumitomocorp.com

Ms. Vanessa Goldschneider
Phone: 212-207-0567
E-mail: vanessa.goldschneider@sumitomocorp.com

Sumitomo Corporation Completes Acquisition of Edgen Group Inc.

New York, New York and Baton Rouge, Louisiana – November 20, 2013 – Sumitomo Corporation (“SC”) and Sumitomo Corporation of America (“SCOA”), collectively “Sumitomo”, today announced that it has closed its acquisition of Edgen Group Inc. (“Edgen Group”) for US$12.00 per share.

Dan O’Leary, President and Chief Executive Officer of Edgen Group, will continue to lead Edgen Group’s strategic growth initiatives. Mr. O’Leary stated, “This transaction gives us the capacity to serve the expanding needs and complex procurement requirements of the global energy infrastructure industry on an even greater scale. We look forward to leveraging the value of this new partnership on behalf of our customers around the world.”

“As a leader in the supply of steel products across the upstream, midstream and downstream oil and gas market in the United States, the acquisition of Edgen Group gives us a broader global distribution platform, including experienced staff, facilities, and an expanded specialized steel product offering that will allow us to continue our growth and to support the development of our global energy infrastructure”, said Kazuhiro Takeuchi, President and CEO, SCOA and SC General Manager for the Americas.

About Sumitomo

Sumitomo Corporation is a leading global trading company, with 116 locations in 65 countries and 24 locations in Japan. The entire Sumitomo Corporation Group consists of nearly 800 companies and more than 70,000 personnel. The SC business is continuously expanding into a diverse range of products and services. Its core business units are Metal Products; Transportation & Construction Systems; Environment & Infrastructure; Media, Network, Lifestyle Related Goods & Services; and Mineral Resources, Energy, Chemical & Electronics.

For more information, visit www.sumitomocorp.co.jp/english/

About Edgen Group

Edgen Group is a leading global distributor of specialized products and services to the energy sector and industrial infrastructure markets, including steel pipe, valves, quenched and tempered and high yield heavy plate, and related components, under two brands, Edgen Murray and Bourland & Leverich. Edgen Group is headquartered in Baton Rouge, Louisiana with over 35 locations in 18 countries around the world. For more information, visit www.edgengroup.com.